Exhibit 10.13

EXECUTION COPY

TRANSACTION FEE AGREEMENT

TRANSACTION FEE AGREEMENT, dated as of October 20, 2004, by and among Edgen Corporation, a Nevada corporation (the “Company”), Jed DiPaolo (“DiPaolo”), John B. Elstrott (“Elstrott”), Edgar Hotard (“Hotard”), Dan O’Leary (“O’Leary”) and David L. Laxton, III (“Laxton”).

W I T N E S S E T H:

WHEREAS, the Company and its subsidiaries (the “Subsidiaries”) are in the business of supplying and distributing prime carbon and alloy steel pipe to the energy, process and fabrication industries;

WHEREAS, the Company is evaluating possible transactions pursuant to which one or more third parties would acquire, either directly or through a subsidiary, substantially all of the assets or alternatively, all of the issued and outstanding capital shares of the Company and/or its Subsidiaries (a “Sale”);

WHEREAS, each of DiPaolo, Elstrott and Hotard serves as a director of the Company (collectively, the “Directors”);

WHEREAS, O’Leary serves as President and Chief Executive Officer of the Company and Edgen Louisiana Corporation, a Louisiana corporation and a wholly-owned subsidiary of the Company (“Edgen Louisiana”), and Laxton serves as Chief Financial Officer and Senior Vice, President of the Company and Edgen Louisiana (collectively, the “Executives”);

WHEREAS, the Company desires that each of the Directors continue his directorship arrangement with the Company until the consummation of the Sale;

WHEREAS, the Company desires that each of the Executives continue his employment with the Company and Edgen Louisiana until the consummation of the Sale;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, hereto, intending to be legally bound hereby, agree as follows:

1.             Effective Date.  This Agreement shall be effective as of the date first above written (the “Effective Date”),

2.             Compensation.  Concurrent with the closing of (i) a stock sale, merger, joint venture formation or other business combination or recapitalization of the Company or its Subsidiaries in connection with which control of the Company or its Subsidiaries, as the case may be, is assumed by one or more unaffiliated third parties (collectively, a “Business Combination”), or (ii) a sale of all or substantially all of the Company’s or its Subsidiaries’ assets (an “Asset Sale”, and, together with a Business Combination, a “Transaction”), the

Company will pay to the Directors, Executives and certain other individuals an aggregate amount equal to 2% of the Transaction Amount (the “Transaction Fee”).

(a)           Concurrent with, and as a condition to, the closing of a Transaction, the Company will pay to each Director, in consideration of such Director’s continued services as a director of the Company until the consummation of a Transaction, a fee in an amount set forth opposite such Director’s name on Schedule A attached hereto (the “Director Transaction Fee”).

(b)           Concurrent with, and as a condition to, the closing of a Transaction, the Company will pay to each Executive, in consideration of such Executive’s continued employment with the Company and with Edgen Louisiana until the consummation of a Transaction, a fee in an amount equal to the percentage set forth opposite such Executive’s name on Schedule A attached hereto of the Transaction Fee (the “Executive Transaction Fee”).

(c)           The balance of the Transaction Fee shall be paid to certain individuals at the discretion of, and by the mutual agreement of, Ira Kleinman and O’Leary.

(d)           “Transaction Amount” as used herein, is defined as the total consideration paid or contributed for the assets, or existing and any newly issued stock of the Company or any of its Subsidiaries, and shall include amounts paid in cash, notes, property, stock or other evidences of indebtedness or securities.  Any securities that form part or all of the Transaction Amount will be valued at the quoted public market price or, in the absence of a quoted market price, the fair value thereof.  If part of the consideration paid or contributed in a Business Combination or Asset Sale shall be payable in installments or shall be contingent, then the amount, if any, of the Transaction Fee shall be payable in the proportionate amounts and at the same time as such installments or contingent payments are made.  In the event of a recapitalization, Transaction Amount shall equal the value of cash, notes, property and securities distributed to the Company’s stockholders. The Transaction Fee will be payable so long as a Transaction is consummated.

3.             Term.  The term of this Agreement shall commence on the date hereof and shall terminate upon March 31, 2005 (the “Term”).

4.             Assignment.  Neither the Executive nor the Company may assign this Agreement or any of their respective rights or obligations hereunder, except that either of them may assign or transfer this Agreement to any other person who or which acquires all or substantially all of their respective property, business and assets.

5.             Severability.  The invalidity or unenforceability of any provision of this Agreement shall, not in any manner or way affect any other provision hereof; and this Agreement shall be construed, if possible, as if amended to conform to legal requirement, failing which it shall be construed as if any such offending provision were omitted.

6.             Governing Law.  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to the conflicts of law principles there of.

7.             Entire Agreement.  This Agreement constitutes the entire understanding of the parties hereto with respect to the subject matter hereof.

8.             Binding Nature.  Subject to the restrictions on assignability contained herein, each and all of the covenants, terms, conditions, provisions and agreements herein contained shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors, heirs and permitted assigns.

9.             Amendment, etc.  The provisions of this Agreement may not be amended, waived, modified or changed except by an instrument in writing signed by all of the parties hereto.  No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition, whether or like or different nature.

10.           Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their representatives thereinto duly authorized on the date first above written.

EDGEN CORPORATION

By:	/s/ Ira Kleinman
Name:
Title:
/s/ Jed DiPaolo
Jed DiPaolo

/s/ John B. Elsrott
John B. Elsrott

/s/ Edgar Hotard
Edgar Hotard

/s/ Dan O’Leary
Dan O’Leary

/s/ David L. Laxton
David L. Laxton, III

SCHEDULE A

Director	Director Transaction Fee Amount
Jed DiPaolo	The lesser of $50,000 and 8.33% of the Transaction Fee
John B. Elsrott	The lesser of $50,000 and 8.33% of the Transaction Fee
Edgar Hotard	The lesser of $50,000 and 8.33% of the Transaction Pee

Executive	Executive Transaction Fee Amount Multiplier
Dan O’Leary	50%
David L. Laxton III	25%